Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

COTY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0. 01 per share	Rule 456(b) and Rule 457(r)	33,000,000	$10.80	$356,400,000	0.00011020	$39,275.28

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
			Total Offering Amounts			$356,400,000		$39,275.28
			Total Fees Previously Paid					$0.00
			Total Fee Offsets					$0.00
			Net Fee Due					$39,275.28

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.